VaxGen Announces Pricing of $31.5 Million of Convertible Senior
                               Subordinated Notes

      BRISBANE, Calif. - March 31, 2005 - VaxGen, Inc. (Pink Sheets: VXGN.PK) announced today that it has entered into a definitive purchase agreement with a group of accredited investors for the private placement of $31.5 million of its 5 1/2% Convertible Senior Subordinated Notes due 2010. The private placement, which is no longer open to new investors, is scheduled to close on April 5, 2005, subject to customary closing conditions.

      When issued, the notes will:

      o     require semi-annual payment of interest in cash at a rate of 5 1/2%;

      o convert, at the option of the holder, into VaxGen common stock at an initial conversion price of approximately $14.76 per share subject to adjustment;

      o convert, at the company's option, into common stock if the Company's common stock reached a price of $22.14 per share;

      o be provisionally redeemable at the VaxGen's option in cash upon the occurrence of certain circumstances, including among others, that the closing price of VaxGen common stock has exceeded approximately $22.14 per share subject to adjustment, for at least twenty (20) trading days within a period of thirty (30) consecutive trading days;

      o     have a stated maturity of April 1, 2010; and

      o     constitute senior subordinated obligations of VaxGen.

      The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Unless they are registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.


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This  announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is developing vaccines against anthrax and smallpox.

      Contacts:

      Lance Ignon
      Vice President, Corporate Affairs
      (650) 624-1041